Exhibit (j)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------



We hereby consent to the incorporation by reference in this Registration Statement of Cash Reserve Fund, Inc. on Form N-1A ("Registration Statement") of our report dated February 28, 2008 relating to the financial statements and financial highlights which appears in the December 31, 2007 Annual Report to the Shareholders of the Cash Reserve Fund - Prime Series, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Statements", "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.


/s/Pricewaterhouse Coopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
April 25, 2008